Exhibit 99.1

AMARIN BOARD OF DIRECTORS ANNOUNCES CEO TRANSITION

-- Board Appoints Aaron Berg as President & CEO --

-- Patrick Holt to Step Down as President & CEO to Pursue Other Opportunities --

DUBLIN, Ireland and BRIDGEWATER, N.J., June 4, 2024 – Amarin Corporation plc (NASDAQ:AMRN) today announced that the Company’s Board of Directors has appointed Aaron Berg, currently Amarin’s Executive Vice President and President of the U.S. Business, as President and Chief Executive Officer (CEO). The appointment of Mr. Berg follows the resignation of Patrick Holt as President & CEO of the Company.

“On behalf of the Company’s Board of Directors, I thank Pat for his contributions to Amarin, and I welcome working closely again with Aaron as President & CEO,” said Odysseas Kostas, MD, the Chairman of the Board. “No one knows the company better than Aaron, and we look forward to him contributing meaningfully as CEO.”

“As I begin this new role, my focus is clear – to find ways to deliver value for investors, and to maximize the potential of VASCEPA®/VAZKEPA for patients,” said Aaron Berg, President & CEO, Amarin. “I look forward to continuing to work with our Board of Directors and our tremendous team focusing on these priorities for the Company as we move forward.”

Mr. Berg joined Amarin in November 2012 and has more than 30 years of biopharmaceutical industry experience. Mr. Berg initially served as Amarin’s Vice President, Marketing and Managed Care. He was promoted to Senior Vice President, Marketing and Sales in February 2014, and to the position of Senior Vice President and Chief Commercial Officer in April 2018. Before joining Amarin, Mr. Berg served as President and Chief Executive Officer for Essentialis, Inc., a development stage pharmaceutical company where he led the company's work on triglyceride management. Prior to joining Essentialis, Mr. Berg served as Vice President of Marketing and Sales at Kos Pharmaceuticals (Kos), where he was instrumental in driving annual revenues approaching $1 billion. Mr. Berg worked at Kos until it was acquired by Abbott Laboratories in December 2006 for $3.7 billion.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk for patients worldwide. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including beliefs about the potential for VASCEPA (marketed as VAZKEPA in Europe); beliefs about icosapent ethyl (IPE)’s role concerning appropriate patients suffering from cardiovascular disease (CVD) and potential population health impact, as well as general beliefs about the safety and effectiveness of VASCEPA. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2023. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate. Availability of Other Information About Amarin communicates with its investors and the public using the company website (www.amarincorp.com) and the investor relations website (amarincorp.com/investor-relations), including but not limited to investor presentations and FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Availability of Other Information About Amarin

Investors and others should note that Amarin communicates with its investors and the public using the company website (www.amarincorp.com), the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and investor FAQs, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media, and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information

Investor & Media Inquiries:

Mark Marmur

Amarin Corporation plc

PR@amarincorp.com

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